(1)
This Form 3 is being filed on behalf of WP Rocket Holdings LLC, a Delaware limited liability company (“WP Rocket”), whose sole member is Warburg Pincus Private Equity X, L.P., a Delaware limited partnership (“WP X”). WP X and other of its affiliates filed a separate Form 3 with respect to the same matters and Shares described herein.

(2)
As an inducement to WP Rocket, and its wholly-owned subsidiary, WP Rocket Merger Sub, Inc., a Delaware corporation, to enter into the Agreement and Plan of Merger with Rural/Metro Corporation (the “Issuer”), dated March 28, 2011 (the “Merger Agreement”), WP Rocket, Coliseum Capital Partners, L.P. and Blackwell Partners, LLC (Coliseum Capital Partners, L.P. and Blackwell Partners, LLC, collectively, the “Stockholders”) entered into a voting agreement, dated as of March 28, 2011 (the “Voting Agreement”) related to 3,142,417 shares of Common Stock held by the Stockholders (the “Shares”).  The Shares do not include an additional 11,766 restricted stock units (RSUs) that will vest and be cashed out upon consummation of the Merger, and which were disclosed as beneficially owned by the Stockholders in the Schedule 13D/A filed by the Stockholders on March 30, 2011.

Pursuant to the Voting Agreement, among other things, each Stockholder agreed to (i) appear at each meeting of the stockholders of the Issuer and any adjournment thereof with respect to the merger transactions contemplated by the Merger Agreement (the “Merger”) or otherwise cause the Shares to be counted as present for purposes of determining a quorum and (ii) vote the Shares (A) to adopt the Merger Agreement and approve any actions related thereto, (B) against any Acquisition Proposal (as defined in the Merger Agreement), without regard to the terms of such Acquisition Proposal, or any other transaction, proposal, agreement or action made in opposition to adoption of the Merger Agreement or in competition or inconsistent with the Merger and the other transactions contemplated by the Merger Agreement and (C) against any other action that is intended or could prevent, impede, or, in any material respect, interfere with, or delay the transactions contemplated by the Merger Agreement. The Stockholders also agreed to comply with certain restrictions on the disposition of the Shares, subject to the terms and conditions contained in the Voting Agreement. Pursuant to the Voting Agreement, the Stockholders agreed to certain restrictions on their ability to solicit inquiries or initiate discussions with respect to, or to respond to, alternative proposals to acquire the Issuer. Each Stockholder has granted an irrevocable proxy in favor of WP Rocket to vote the Shares as required by the Voting Agreement. The Voting Agreement will terminate on the earlier of (i) the effective time of the Merger, (ii) the date of termination of the Merger Agreement in accordance with its terms and (iii) certain adverse amendments to the Merger Agreement if not approved by the Stockholders. WP Rocket is not paying any additional compensation to the Stockholders in connection with the execution and delivery of the Voting Agreement.

(3)
As a result of the Voting Agreement, WP Rocket may be deemed for the purposes of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended  (the “Exchange Act”), to have shared voting power and therefore to beneficially own 3,142,417 shares of common stock of the Issuer, representing, for the purposes of Rule 13d-3 of the Exchange Act, approximately 12.4% of the outstanding shares of common stock (assuming that 25,380,542 shares of common stock of the Issuer are outstanding, which the Issuer represented in the Merger Agreement as the number of outstanding shares at the close of business on March 24, 2011, and that the Stockholders beneficially own 3,142,417 shares, which the Stockholders represented in the Voting Agreement as the number of outstanding Shares they beneficially owned as of March 28, 2011. The Shares do not include an additional 11,766 restricted stock units (RSUs) that will vest and be cashed out upon consummation of the Merger, and which were disclosed as beneficially owned by the Stockholders in the Schedule 13D/A filed by the Stockholders on March 30, 2011.)

Pursuant to Rule 16a-1(a)(4) of the Exchange Act, this statement shall not be construed as an admission for purposes of Section 16 of the Exchange Act, or otherwise, that WP Rocket is, for any or all purposes, the beneficial owner of the securities covered by this statement and such beneficial ownership is expressly disclaimed. WP Rocket does not have any pecuniary interest in the shares of common stock of the Issuer covered by this statement and therefore does not have beneficial ownership of any shares of common stock of the Issuer within the meaning of Rule 16a-1(a)(2) of the Exchange Act.